Exhibit 10.24

OFFICE/SERVICE CENTER

LEASE AGREEMENT

Building Name:	Regent O’Hare Business Center F

Property Address:	901-951 & 1001-1051 Cambridge Drive Elk Grove Village, Illinois

Tenant:	ISCO International, Inc.

Landlord:	D&K Elk Grove Industrial II, LLC

OFFICE/SERVICE CENTER

LEASE AGREEMENT

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OFFICE/SERVICE CENTER

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into this      day of July, 2004 by and between the party named below in the Schedule of Lease Terms (the “Schedule”) as the Landlord (the “Landlord”) and the party named below in the Schedule as the Tenant (“Tenant”).

For and in consideration of the rents reserved and the covenants and agreements herein contained on the part of Tenant to be kept, performed and observed, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises defined in the Schedule as the Leased Premises for the Term specified in the Schedule and upon the terms and conditions hereinafter set forth.

ARTICLE I

SCHEDULE OF LEASE TERMS

Section 1.1 - Schedule

The following Schedule of Lease Terms is an integral part of this Lease and is referred to throughout this Lease. Each reference in this Lease to the Schedule or any term therein shall be construed to incorporate all of the terms provided for under such provision of the Schedule.

Landlord: D&K Elk Grove Industrial II, LLC, a Delaware limited liability company

Landlord’s Agent:	Draper and Kramer, Incorporated
921 Busse Road,
Elk Grove Village, Illinois 60007

Tenant: ISCO International, Inc., a Delaware corporation

Building: 901-951 & 1001-1051 Cambridge in Elk Grove Village, Illinois, consisting of 59,018 square feet of Building Area.

Leased Premises: That certain premises located in the Building known as 1001 Cambridge and designated on attached Exhibit A.

Term:

Commencement Date: October 1, 2004

Termination Date: On the last day of the last month of the Tenth (10th) Lease Year, subject to earlier termination and extension as provided in this Lease or any Rider hereto.

Rentable Area: Approximately 15,081 square feet

Tenant’s Proportionate Share: 25.55%

Permitted Use:    General office, service and warehouse.

Security Deposit:    $250,000 (est.)subject to adjustment (See Section 18.11)

Base Rent:

Portion of Term	Annual Base Rent PSF	Annual Base Rent	Monthly Base Rent
From Commencement Date* to September 30, 2005, inclusive	$6.25	$94,256.25	$7,854.69
From October 1, 2005 to September 30, 2006, inclusive	$6.38	$96,141.38	$8,011.78
From October 1, 2006 to September 30, 2007, inclusive	$6.50	$98,064.21	$8,172.02
From October 1, 2007 to September 30, 2008, inclusive	$6.63	$100,025.49	$8,335.46
From October 1, 2008 to September 30, 2009, inclusive	$6.77	$102,026.00	$8,502.17
From October 1, 2009 to September 30, 2010, inclusive	$6.90	$104,066.52	$8,672.21
From October 1, 2010 to September 30, 2011, inclusive	$7.04	$106,147.85	$8,845.65
From October 1, 2011 to September 30, 2012, inclusive	$7.18	$108,270.81	$9,022.57
From October 1, 2012 to September 30, 2013, inclusive	$7.32	$110,436.23	$9,203.02
From October 1, 2013 to September 30, 2014, inclusive	$7.47	$112,644.95	$9,387.08

*	subject to any applicable rent abatement as set forth in Section 3.2(b).

Guarantor(s):

Broker(s):

    Draper and Kramer, Incorporated

    Colliers Bennett & Kahnweiler Inc.

    Julien J. Studley

Exhibits:

    Exhibit A-1 - Plan (with location of Leased Premises designated)

    Exhibit A-2 – Designated Parking Area

    Exhibit B - Work Letter Agreement

Riders:

Rider 101 – Option to Renew

Rider 102 - Termination Option

ARTICLE II

PREMISES

Section 2.1 - Leased Premises

Landlord is the owner of the real estate consisting of a one-story office/service center building located in the development designated in the Schedule. That portion of the Building consisting of the Leased Premises set forth in the Schedule and containing the Rentable Area designated therein is crosshatched on the plan attached hereto as Exhibit A. Those portions of the real estate which Landlord from time to time deems advisable to be made available for the common use of tenants or occupants of the Project (as defined below), or portions thereof, are sometimes collectively called the “Common Areas.” The real estate, the Building and the other improvements located thereon are sometimes collectively called the “Project.”

Section 2.2 - Common Areas and Use Thereof

Tenant and Tenant’s officers, employees, agents, licensees and invitees shall have the non-exclusive right, in common with Landlord and all tenants and occupants of the Project or portions thereof and all others to whom Landlord has or may hereafter grant such right, to use the Common Areas as designated from time to time by Landlord subject to such reasonable regulations as Landlord may from time to time impose including the designation of specific times during which the Common Areas may be utilized and the designation of specific areas in which trucks, automobiles and/or other vehicles may be parked and in which materials, including trash and other debris, may be left or stored. Tenant hereby authorizes Landlord to remove by whatever means Landlord deems expedient any truck, automobile or other vehicle parked and/or materials located on the Land outside the areas designated therefor. Tenant further agrees upon demand to reimburse Landlord for the cost to Landlord of each such removal attributable to Tenant and agrees to indemnify and hold Landlord harmless with respect thereto. The location of Tenant’s designated parking area is delineated on Exhibit A-2 attached hereto and made a part hereof.

Tenant agrees to abide by all reasonable regulations respecting the use of the Common Areas adopted from time to time by Landlord during the term of this Lease and agrees to cause

Tenant’s officers, employees, agents, licensees and invitees to conform thereto. Landlord, upon such advance notice, if any, as is reasonable under the circumstances, may at any time temporarily close the Common Areas or any portion or portions thereof to make repairs or changes therein, to prevent the acquisition of public rights therein, or to discourage use or parking not in conformity with Landlord’s regulations and may do such other acts in and to the Common Areas as in Landlord’s judgment may be desirable to improve the convenience thereof. Such repairs, changes and acts shall be performed in such reasonable manner as will, to the extent practical, minimize interference with the conduct of Tenant’s operations. Tenant, upon request shall furnish to Landlord the license number and description of each automobile and other vehicle operated in and around the Project by Tenant and Tenant’s officers and employees. Tenant shall not at any time interfere with the rights of Landlord, its beneficiaries and/or other tenants or occupants of the Project, its and their officers, employees, agents, licensees and invitees to use any part of the Common Areas.

Section 2.3 - Reservations

Landlord, upon such advance notice, if any, as may be reasonable under the circumstances, reserves the right to construct, operate, maintain, test, enlarge, change, repair and replace within the Leased Premises and Project such sewers, pipes, drains, conduits, wires, cables, structural members and the like as may be deemed necessary by Landlord to provide service to Landlord, Tenant, other tenants or occupants of the Building or Project or to fulfill Landlord’s duties under this Lease or under any other lease of a portion of the Building or Project. Landlord shall have access to the Leased Premises at all times in the case of an emergency and otherwise at such times as do not materially and adversely disturb the conduct of Tenant’s operations for the exercise of the foregoing reserved rights and no such exercise shall operate as an eviction thereunder.

Landlord reserves the right to perform any future development within the Project. Landlord shall have the right to make any reasonable and appropriate changes to the Common Areas and Tenant’s Proportionate Share to accommodate any such future development.

ARTICLE III

RENT AND TENANT’S CHARGES

Section 3.1 - Definitions

For the purposes of this Lease:

(a) “Building Area” means the aggregate square foot area of the Building within the outside face of exterior walls;

(b) “Rentable Area” means the square foot area of the Leased Premises within the outside face of all exterior walls and the midpoint of all interior walls. At the commencement of the Term, the Rentable Area is the square footage set forth in the Schedule;

(c) “Tenant’s Proportionate Share” means the percentage equal to the fraction, the numerator of which is the number of square feet of Rentable Area and the denominator of which is the number of square feet of Building Area. At the commencement of the Term, Tenant’s Proportionate Share is the percentage set forth in the Schedule;

(d) “Lease Year” means the 12-month period commencing on the Commencement Date set forth in the Schedule if the Commencement Date is the first day of a month or on the first day of the first full month after the Commencement Date if the Commencement Date does not occur on the first day of a month and each 12-month period thereafter during the Term commencing on the anniversary of the commencement of the first Lease Year; and

(e) “Agent” means the agent of the Landlord. Until otherwise designated by notice in writing from Landlord, Agent shall be Draper and Kramer, Incorporated. Tenant may rely on any consent, approval or notice given in writing by Agent or of Agent’s attorneys.

Section 3.2 - Base Rent

(a) Tenant agrees to pay to Landlord in advance, without demand or any deduction whatsoever, at the address of Agent set forth in the Schedule or to such other person, or at such other place as Landlord may from time to time in writing direct, monthly installments of basic rent (the “Base Rent”) as set forth in the Schedule on or before the first day of every calendar month of the Term (except for the first month’s rent which is due and payable upon the execution of this Lease) and pro rata, in advance, for any partial month, without demand and without any set off or deduction whatsoever. The covenants to pay rent shall be independent of any other covenant. In the event that Tenant shall fail to pay Base Rent or Additional Rent (as hereinafter defined) due hereunder within five (5) days after the same becomes due, then in addition to all rights, powers and remedies provided herein, by law or otherwise in the case of nonpayment of rent, Landlord shall be entitled to recover from Tenant and Tenant agrees to pay to Landlord, on demand, a late payment charge for each such payment due equal to ten percent (10%) of the amount due.

(b) Notwithstanding the foregoing, and provided Tenant is not in Default (as hereinafter defined) under any of the terms of this Lease, the Base Rent and Additional Rent (as hereinafter defined) shall abate for the first (1st) month of the Term.

Section 3.3 - Additional Rent

All other rent, sums, liabilities, obligations and other amounts which Tenant is required to pay or discharge pursuant to this Lease and any Riders thereto, together with interest for late payment thereon, are sometimes collectively called “Additional Rent.” Additional Rent shall include the following items:

(a) Tenant’s Proportionate Share of total “Taxes” (as defined in Section 7.1), payable at the times set forth in Section 7.3;

(b) Tenant’s Proportionate Share of the total “Operating Costs” (as defined in Section 7.2), payable at the time set forth in Section 7.3;

(c) Except to the extent reimbursed by insurance proceeds, the cost of any maintenance, repairs and replacements performed by Landlord at Tenant’s cost pursuant to the provisions of Sections 6.2 or 9.2 within ten (10) days after receipt of Landlord’s statement therefor; and

(d) Any rent escalations due pursuant to this Lease and any Rider hereto.

ARTICLE IV

TERM

Section 4.1 - Initial Term

The initial term (the “Term”) of this Lease shall commence and terminate as provided in the Schedule.

ARTICLE V

POSSESSION

Section 5.1 - Possession

Tenant is taking possession of the Leased Premises in its “as-is” condition. Any improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. Tenant shall complete, at its sole cost (except for Landlord’s allowance), the Tenant Work (as defined in the Work Letter) in accordance with the terms of the Work Letter attached here to as Exhibit “B”. Tenant’s taking possession of any portion of the Leased Premises shall be conclusive evidence that such portion of the Leased Premises was in good order and satisfactory condition when Tenant took possession, subject to any latent defects provided that Tenant notifies Landlord of such latent defects within 90 days after accepting possession of the Leased Premises. As of the date of execution of this Lease, Landlord has no actual knowledge of any current violations of law affecting the Leased Premises. Landlord represents that as of the date of execution of this Lease, the HVAC units serving the Premises are in good working order.

ARTICLE VI

USE AND CONDITION OF LEASED PREMISES; QUIET ENJOYMENT

Section 6.1 - Use

Tenant shall use the Leased Premises solely for the Permitted Uses set forth in the Schedule and for no other use or purpose whatsoever.

Tenant shall not injure, overload, deface or otherwise damage the Leased Premises or Common Areas, nor commit any nuisance, nor unreasonably annoy other tenants in the Building or in the Project or owners or occupants of neighboring property, nor install or use any sign or other advertising device on the exterior of the Leased Premises other than signs complying with the provisions of Section 6.4, nor use or permit the use of any portion of the Leased Premises as living quarters, sleeping apartments or lodging rooms. Tenant shall not use the Leased Premises or the Common Areas for any purpose or in any manner nor keep, use, or store therein any hazardous substance or chemical or any inflammable or explosive liquid or material if (a) will suspend, void or make inoperative any policy or policies of insurance carried by Landlord or Tenant on any improvement which is part of the Project or on any business thereon or on any property of Landlord, Tenant or others therein or (b) will increase the insurance rating of any such improvement or will increase the cost of any of Landlord’s insurance.

Section 6.2 - Compliance With Law

Tenant shall at its sole cost and expense comply or cause compliance with all present and future laws, ordinances and regulations of duly constituted public authorities now or hereafter in any manner affecting the Leased Premises, the Common Areas, the Project, the sidewalks adjacent thereto or any buildings thereon or the use thereof, whether or not any such laws, ordinances or regulations which may be hereafter enacted involve a change of policy on the part of the governmental authority enacting the same and Tenant shall promptly remove or cure at Tenant’s sole cost and expense any violation of any of said laws, ordinances and regulations. Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to any law, ordinance or regulation. Tenant shall be entitled to such opportunity as is reasonable under all circumstances to contest the validity of any such law, ordinance or regulation adversely affecting Tenant’s use of the Leased Premises. Tenant, however, shall hold Landlord financially harmless and indemnify and defend Landlord from and against the consequences of any violation of any such law, ordinance or regulation, whether financial or otherwise. If any alterations, repairs or other work shall be required by Tenant to satisfy its obligations hereunder then same shall be in compliance with the Article IX of the Lease. If Tenant shall fail to satisfy its obligations under this Section 6.2, Landlord may take any steps or action and undertake and perform any work required of the Tenant under this Section 6.2, but shall not be required to do so and the cost thereof shall be paid by Tenant as provided in Section 3.3(c).

Section 6.3 - Condition of Leased Premises

Tenant has examined and knows the condition of the Leased Premises (excepting any uncompleted work as Landlord may be obligated to construct hereunder) and acknowledges that no representation as to the condition and repair thereof has been made by or on behalf of Landlord prior to or at the execution of this Lease that is not herein expressed. Tenant agrees to take good care of the Leased Premises, the Common Areas and the Project and, subject to the provisions of this Lease, at the termination of this Lease, by lapse of time or otherwise, shall deliver the Leased Premises to Landlord in the same condition and repair as when delivered to Tenant at the commencement of the Term, loss by fire or other insured casualty and ordinary wear and tear excepted.

Section 6.4 - Signs: Exterior Windows

Tenant shall not install, paint or place nor permit the installation, painting or placement of any signs or other advertising media, any window ventilation, any air conditioners, any awnings, any aerials or the like within the Leased Premises, the Building or the Project without the prior written consent of Landlord. Landlord reserves the right to designate the type, composition and color of all window coverings visible from the outside of the Building and the dimensions and other requirements of any sign which Landlord may authorize Tenant to install on the Leased

Premises or the Property. The cost of Tenant’s signs, the installation thereof and all governmental permits therefor, including renewals, shall be paid by Tenant. Landlord shall perform all maintenance of Tenant’s signs during the Term and the entire cost thereof shall be paid by Tenant as Additional Rent.

Section 6.5 - Quiet Enjoyment

Provided that Tenant shall pay all Base Rent, Additional Rent and other charges for which Tenant is liable and keeps and observes all covenants and conditions of this Lease, Tenant shall have the peaceful and quiet enjoyment of the Leased Premises without hindrance on the part of Landlord and Landlord shall warrant and defend Tenant in such peaceful and quiet enjoyment of the Leased Premises against the lawful claims of all persons claiming by, through or under Landlord, but Landlord shall not be liable for any breach of the above covenants occurring subsequent to the transfer of title of the Project, as those responsibilities would pass to the new landlord.

Section 6.6 - Encumbrances

Tenant shall not do any act or suffer or permit any action to be taken which shall in any way encumber the Leased Premises, the Building or the Project, nor shall the interest or estate of Landlord in the Leased Premises, the Building or the Project be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Leased Premises, the Building or the Project arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises, the Building and the Project.

ARTICLE VII

TAXES AND OPERATING COSTS

Section 7.1 - Taxes

The term “Taxes” shall mean any taxes levied upon the Project based upon the ownership, leasing, renting or operating of the Project. Taxes include, without limitation, real estate taxes, personal property taxes, sewer rents, water rents, assessments (special or otherwise), transit taxes, any tax or excise or rent or any other tax (however described) on account of rental received for use and occupancy of any or all of the Project, whether any such taxes are imposed by the United States, the state, any local governmental municipality, county or authority or agency, or any other political subdivision of any thereof. Taxes shall also include all reasonable costs and expenses (including, without limitation, legal fees and court costs) charged for the protest or the reduction of any of the aforesaid taxes, whether such protest or reduction is ultimately successful or not. Upon the request of Landlord, Tenant will cooperate with Landlord and will execute any document which may be reasonably necessary and proper for any such protest or contest proceeding. Landlord shall have the right, but not the obligation, to withhold the payment of any Taxes, in connection with any such protest or contest.

If at any time during the Term, a tax or excise on rents or income or other tax however described (herein called “Rent Tax”) is levied or assessed by the State of Illinois, or any political subdivision thereof or other governmental authority, on account of the rents hereunder or the interest of Landlord (or of Landlord’s beneficiaries) under this Lease, and if such Rent Tax is in lieu of, in addition to or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such Rent Tax shall constitute and be included in Taxes, provided further, in no event shall Tenant be obligated (a) to pay for any year any greater amount by way of personal property tax replacement income tax or such Rent Tax than would have been payable by Tenant had the rentals paid to Landlord under all Project leases (being the rentals upon which such taxes are imposed) been the sole taxable income of Landlord (or Landlord’s beneficiaries) for the year in question or (b) to pay or to reimburse Landlord for any tax of any kind assessed against Landlord or Landlord’s beneficiaries) on account of any such Rent Tax having been reimbursed.

Tenant’s pro rata share of all Taxes during the Term hereof shall be paid in monthly installments on or before the first day of each calendar month during the Term, in advance, in an amount estimated in writing by Landlord. Upon receipt of all tax bills and assessment bills attributable to any calendar year during the Term, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s pro rata share of the taxes and assessments for such year. If the total amount paid by Tenant under this Article for any calendar year during the Term of this Lease shall be less than the actual amount due from Tenant for such year as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due; such deficiency to be paid within ten (10) days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against payments hereunder next due, or, if no payments are next due, refunded by Landlord. All amounts due hereunder shall be payable in the manner and at such place as the rent payments provided for herein. Landlord’s and Tenant’s obligations under this Article shall survive the expiration of the Term.

Taxes shall not include any net income, capital, stock, succession, transfer, franchise, gift, estate or inheritance taxes.

Section 7.2 - Operating Costs

As used in this Lease the term “Operating Costs” shall mean and refer to all reasonable costs and expenses of every kind and nature, paid or incurred by Landlord during the Term in operating, insuring, managing, equipping, policing, protecting, heating, cooling, lighting, repairing, replacing and maintaining the Leased Premises, the Building and the Project including periodic maintenance and repair of the exterior, roof, structural elements and mechanical systems of the Leased Premises, the Building and the Project, including the cost of any maintenance contracts for HVAC units and for other mechanical systems and including the replacement of components of HVAC units (but not entire units) and of the mechanical systems thereof and the cost of insurance in such amounts and against such risks as Landlord shall reasonably require (including, without limitation, casualty, comprehensive, general liability, catastrophic, excess single limit liability and rent insurance); provided, however, that Operating Costs shall not include the following: (a) costs of alterations of any tenant’s premises, except for repairs to the Project or capital improvements otherwise includable in Operating Costs; (b) principal and interest payments on loans secured by mortgages or trust deeds encumbering the Project or the leasehold; (c) costs of capital improvements, except that Operating Costs shall include the cost during the Term, as reasonably amortized by Landlord with interest at then current rates for construction financing on the unamortized amount, of all capital improvements made during the Term which reduce or are intended to reduce any of the costs included within Operating Costs; (d) costs for which Landlord receives direct reimbursement from tenants of the Project other than by reason of operating cost clauses; (e) brokerage and leasing commissions, advertising and marketing costs and other expenses incurred solely to locate new tenants for the Project; (f) depreciation charges; (g) rental payments due under any ground lease; (h) wages and salaries of executive personnel above the level of “building manager”; (i) costs of financing or refinancing; (j) any sums paid to a person, corporation, partnership or other legal entity related to Landlord or its beneficiaries (including partners of such beneficiaries) which exceed normal and competitive rates for the services or goods in question; or (k) costs and expenses for which Landlord is solely responsible in Section 9.2.

If during all or any portion of any calendar year the Project is not fully rented and occupied, Landlord may elect to make an appropriate adjustment of Operating Costs for such calendar year, employing sound accounting and management principles, to determine the Operating Costs that would have been paid or incurred by Landlord had the Project been fully entered and occupied for the entire calendar year and the amount so determined shall be deemed to have been the Operating Costs for such calendar year. Notwithstanding anything contained herein to the contrary, the provisions of this paragraph with respect to adjustment of Operating Costs for vacancy shall apply only to Operating Costs which are variable and which increase as occupancy in the Project increases and shall not apply to any Operating Costs which do not vary with the amount of occupancy in the Project.

Section 7.3 - Payments of Additional Rent

Tenant shall pay Tenant’s Proportionate Share of Taxes and of Operating Costs as Additional Rent to Landlord in the manner hereafter provided.

(a) Tenant shall make payments (a “Tax and Expense Adjustment”) on account of the Taxes and of Operating Costs (any such payment with respect to a particular calendar year being also called an “Additional Rent Progress Payment”) effective as of the first day of the Term and the first day of each January thereafter falling within the Term (an “Adjustment Date”) for each calendar year during which an Adjustment Date falls as follows:

(i)	Landlord may, and from time to time during the calendar year in which such Adjustment Date falls, deliver to Tenant a written notice or notices (a “Projection Notice”) setting forth, (A) Landlord’s reasonable estimates, forecasts or projections (collectively, the “Projections”) of Taxes and of Operating Costs for such calendar year based on Landlord’s budgets and reasonable projections of Operating Costs and reasonable estimates of Taxes, and (B) Tenant’s Additional Rent Progress Payment for such calendar year based upon the Projections. Landlord’s budget of Operating Costs and the Projections based thereon may assume ninety-five percent (95%) occupancy and use of the Project and may be reasonably revised by Landlord from time to time based on changes in assessed valuations and tax rates and on other criteria which are components of budget items.

(ii)	Until such time as Landlord furnishes a Projection Notice to Tenant for a calendar year, Tenant shall pay to Landlord a monthly installment of the Additional Rent Progress Payment at the time of each payment of Base Rent in an amount equal to one-twelfth of Tenant’s current Tax and Expense Adjustment. On or before the first day of each month thereafter, Tenant shall pay to Landlord one-twelfth of the Additional Rent Progress Payment shown in the Projection Notice. Within thirty (30) days following Landlord’s service of a Projection Notice to Tenant, Tenant shall also pay Landlord a lump sum equal to the Additional Rent Progress Payment shown in the Projection Notice less (A) any previous payments on account of Additional Rent Progress Payments made during such calendar year and (B) monthly installments on account of Additional Rent Progress Payments shown in the Projection Notice due for the remainder of such calendar year.

(iii)	Tenant agrees to pay monthly installments of Additional Rent Progress Payments in the amount set forth in an initial Projection Notice from and after the Commencement Date until any component thereof is changed pursuant to a Projection Notice from Landlord as provided above.

(b) The following readjustments with regard to the Tax and Expense Adjustment shall be made by Landlord and Tenant:

(i)	Following the end of each calendar year and after Landlord shall have determined the amounts of Operating Costs to be used in calculating the Tax and Expense Adjustment for such calendar year, Landlord shall notify Tenant in writing (“Landlord’s Statement”) of such Operating Costs for such calendar year. If the Tax and Expense Adjustment due for such calendar year exceeds the payments on account of the Additional Rent Progress Payment made during such calendar year, then Tenant, within thirty (30) days after the date of Landlord’s Statement, shall pay to the Landlord the amount by which the Tax and Expense Adjustment exceeds the payments on account of the Additional Rent Progress Payment made during such calendar year. If the payments on account of the Additional Rent Progress Payment made during such calendar year exceed the Tax and Expense Adjustment owed for such calendar year, then Landlord shall credit such excess to the rentals next payable after the date of Landlord’s Statement, or may, at its option, credit such excess to any rentals then due and owing, until such excess has been exhausted. If this Lease shall expire prior to full application of such excess, then Landlord shall pay to Tenant the balance thereof not previously applied against the rental and not reasonably required for payment of Additional Rent for the calendar year in which this Lease expires.

(ii)	No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant by reason of this Section 7.3(b).

(c) With respect to any calendar year which does not fall entirely within the Term, Tenant shall be obligated to pay as Additional Rent for such calendar year only a pro rata share of Additional Rent as hereinabove determined, based upon the number of days of the term of this Lease falling within the calendar year. Following expiration or termination of this Lease, Tenant shall pay any Additional Rent due to the Landlord within fifteen (15) days after the date of Tenant’s receipt of Landlord’s Statement. Without limitation on other obligations of Tenant which shall survive the expiration of the term of this Lease, the obligations of Tenant to pay Additional Rent provided for in this Section 7.3(c) shall survive the expiration or termination of this Lease.

Section 7.4 - Landlord’s Statement: Inspection of Records

Landlord shall cause to be kept books and records showing Operating Costs during each calendar year during the Term in accordance with an appropriate system of accounts and accounting practices consistently maintained from year to year. Landlord shall deliver the Landlord’s Statement to Tenant as promptly as practical following the close of each calendar year. The Landlord’s Statement shall certify the amount of Operating Costs for such calendar year and that the Landlord’s Statement has been prepared in accordance with the applicable provisions of this Lease and in accordance with generally accepted accounting principles. Tenant shall have the right to examine the Landlord’s books and records showing the Operating Costs at any time during normal business hours within forty-five (45) days following the receipt of each Landlord’s Statement. Unless Tenant shall notify Landlord of its exception to any items in such Landlord’s Statement within such period, such Landlord’s Statement shall be deemed accepted by Tenant. Tenant shall not be entitled to defer or withhold any payment of Additional Rent due pursuant to Section 3.3 pending the examination of Landlord’s books and records or the resolution of any dispute with respect thereto.

ARTICLE VIII

INSURANCE

Section 8.1 - Tenant’s Insurance

Tenant, at Tenant’s sole cost and expense, shall obtain and keep in force during the Term the following insurance coverages:

(a) comprehensive general public liability insurance, with a contractual liability endorsement, covering the legal liability of Tenant against claims for bodily injury, death or property damage, occurring on, in or about the Leased Premises and the adjoining land, in the minimum combined single limit amount of $3,000,000;

(b) worker’s compensation insurance and employer’s liability insurance (with a minimum limit of $100,000) covering all liability imposed under the provisions of any worker’s compensation law, employer’s liability act or similar laws of the State of Illinois that may at any time or from time to time be enacted;

(c) insurance covering all contents, and Tenant’s trade fixtures, machinery, equipment, furniture and furnishing in the Leased Premises to the extent of at least 90% of their replacement cost under broad form standard fire and extended coverage insurance, including, without limitation, vandalism and malicious mischief and sprinkler leakage endorsements;

(d) broad form, “all risk” business interruption or extra expense insurance; and

(e) such other insurance, in such amounts and against such risks, as may be reasonably required by Landlord.

Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required in this Section 8.2 to be furnished by Tenant unless Landlord and any other parties designated by Landlord are included therein as a named insured, with loss payable as in this Lease provided. Tenant shall immediately notify Landlord whenever any such separate insurance is obtained and shall deliver to Landlord the policy or policies or certificates evidencing the same.

Section 8.2 - Form of Insurance

All insurance required to be carried by Tenant hereunder shall be in companies and in form, substance and amount satisfactory from time to time to Landlord and any mortgagee of Landlord. Policies of insurance required of Tenant and Landlord under this Lease shall be carried with companies rated by Best Insurance Reports not lower than “B” and shall be in standard forms. Insurance policies described in Section 8.1(a) and (d) shall name Landlord and any other party designated by Landlord as an additional insured and insurance policies described in Section 8.1(c) shall contain waivers of subrogation against Landlord and any such other party and expressly permit waiver of claims prior to a loss as provided in Section 8.4 hereof. No insurance policies described in Section 8.1 shall be subject to cancellation except after at least thirty (30) days’ prior notice to Landlord and to any mortgagee of Landlord. The original insurance policies (or certificates thereof satisfactory to Landlord), together with satisfactory evidence of payment of the premiums thereon, shall be deposited with Landlord on the Commencement Date and renewals thereof shall be deposited with Landlord not less than thirty (30) days prior to the end of the term of each such coverage.

Section 8.3 - Fire Protection

Tenant shall comply with all applicable fire codes of any governmental authority having jurisdiction over the Project and with the rules and regulations of Landlord’s fire underwriters and their fire protection engineers. All costs incurred in the operation and maintenance of a sprinkler monitoring system shall be included as part of Operating Costs.

Section 8.4 - Mutual Waiver of Claims and Subrogation Rights

Notwithstanding any other provision of this Lease to the contrary, whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either Landlord or Tenant or by anyone claiming by, through, or under Landlord or Tenant in connection with the Leased Premises, and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense or is required under this Lease to be so insured, then the party so insured (or so required) hereby waives any claims against and releases the other party from any liability said other party may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which could have been recovered had such insurance been carried as so required); provided that such waiver of claims or release of liability shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (except that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release or waiver in full force and effect). If either party at any time is unable to procure or retain such waivers of subrogation in its insurance policies, then such party shall promptly notify the other party and the other party shall be released from any obligation to have such waivers in its policies of insurance.

ARTICLE IX

ALTERATIONS, MAINTENANCE, REPAIRS AND REPLACEMENTS

Section 9.1 - Alterations

Tenant shall make no alteration in or addition to the Leased Premises nor permit the making of any hole or in the walls, partitions, ceilings or floors thereof without on each occasion obtaining the prior written consent of Landlord. The construction and installation of any permitted alteration or addition shall be performed in a good and workmanlike manner and pursuant to plans and specifications and utilizing contractors approved by Landlord, which approval shall not be unreasonably withheld. Upon completion of any such alterations or additions, Tenant shall provide Landlord with such documents and/or “as built” working drawings as Landlord may reasonably request. Any alteration and/or addition made by Tenant in or to the Leased Premises, whether or not made with the consent of Landlord, shall remain on the Leased Premises and without compensation to Tenant shall become the property of Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, that if Landlord so elects by written notice to Tenant delivered at least thirty (30) days prior to the end of the Term, Tenant shall remove all such alterations and/or additions and restore the Leased Premises to a condition comparable to that existing at the time such alterations and/or additions were made. Nothing herein contained shall prevent the installation of Tenant’s trade fixtures in the Leased Premises, provided that such trade fixtures can be installed and removed upon termination of this Lease without structural damage to the Leased Premises and provided that Tenant shall remove all such trade fixtures and restore the Leased Premises to a condition comparable to that existing at the time such installation was made. Tenant shall make all alterations and additions to the Leased Premises as are required by governmental authority and which arise by reason of Tenant’s use of the Leased Premises and all alterations and additions which are made necessary by the act or neglect of Tenant, its agents, employees and invitees.

Notwithstanding the foregoing, Tenant may paint, re-carpet and make other minor non-structural decorative additions or alterations the Leased Premises without Landlord’s prior approval.

Section 9.2 - Maintenance, Repairs and Replacements of the Leased Premises

Subject to the provisions of Section 10.1, Landlord shall perform or cause to be performed all maintenance, repairs and replacements of the Common Areas and of the exterior,

roof and structural elements of the Building and of all roof-mounted mechanical, heating, air conditioning and ventilating systems therein keeping the same in good repair. Except as set forth below, the cost of all such maintenance, repairs and replacements shall be a part of the Operating Costs; provided, however, that any maintenance, repairs or replacements (including maintenance, repairs and replacements to the exterior, roof, structural elements and mechanical systems of the Building), the need for which arises by reason of any act, negligence or omission of Tenant or any officer, employee, agent, licensee, or invitee of Tenant, shall be performed by Landlord, but the entire cost thereof (as reduced by any applicable insurance proceeds) shall be paid by Tenant as Additional Rent.

Tenant shall be responsible for, and shall perform or cause to be performed at Tenant’s sole cost and expense in a professional manner and to the reasonable satisfaction of Landlord, all repairs and maintenance of the Leased Premises, including plumbing fixtures, electrical fixtures, bulbs and tubes, interior and exterior windows, all cranes, truck doors, “man doors”, utility doors, elevators and hydraulic lifts located within the Leased Premises or exclusively serving the Leased Premises and all other fixtures and equipment of Landlord located therein or exclusively serving the Leased Premises, keeping the same in good order, condition and repair and in a clean and tenantable condition and in compliance with all laws, ordinances and regulations applicable to the repair and maintenance thereof. If Tenant shall fail so to maintain and repair the Leased Premises, Landlord may perform such maintenance, but shall not be required to do so, and the cost thereof shall be paid by Tenant as provided in Section 3.3(c).

Section 9.3 - Intentionally omitted

Section 9.4 - Mechanics’ Liens

Tenant shall not permit any mechanic’s, laborer’s, materialman’s or other lien to stand against the Leased Premises for any labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on or about the Leased Premises by or at the direction or sufferance of Tenant, whether or not such work was performed or materials furnished with the consent of Landlord. Tenant, however, may contest the validity of any such lien or claim provided that Tenant shall deposit with Landlord a cash deposit of at least 150% of such lien or claim (or such other security as Landlord shall reasonably require) and shall take all steps which may be reasonably required to prevent any sale, foreclosure or forfeiture of the Leased Premises, the Building or the Project by reason of nonpayment, and shall diligently prosecute the defense thereof. Upon a final determination of the validity of any such lien or claim, Tenant shall immediately pay any judgment or decree rendered, with all proper costs and charges, and shall cause any such lien to be released of record without cost to Landlord. If Tenant, in Landlord’s opinion, shall fail or cease to diligently prosecute such action or if Tenant shall fail to pay any judgment or decree rendered (including all interest, penalties, costs, charges and Landlord’s expenses, including court costs and attorneys’ fees), Landlord may pay the entire amount of such claim or lien, or such judgment or decree rendered and other amounts set forth above, out of such deposit and shall return the remainder of such amount, if any, to Tenant.

ARTICLE X

DAMAGE, DESTRUCTION AND EMINENT DOMAIN

Section 10.1 - Fire, Explosion or Other Casualty

In the event the Leased Premises are damaged by fire, explosion or any other casualty and this Lease is not terminated as hereafter provided, then, subject to the other provisions of this Lease, the damage shall be diligently repaired by Landlord; provided, however, that in no event shall Landlord be required to repair or replace Tenant’s stock, fixtures, furniture, furnishings, floor coverings, equipment or the like, or alterations or additions to the Leased Premises made by Tenant. In the event of any such damage and (a) if the Leased Premises shall be damaged to the extent of fifty percent (50%) or more of the cost of replacement, (b) if the Building is damaged to the extent of twenty-five percent (25%) or more of the cost of replacement, or (c) if the casualty shall render the Leased Premises untenantable and the damage cannot in Landlord’s judgment be repaired within sixty (60) days after the happening thereof, then Landlord may terminate this Lease by written notice to Tenant. If any such damage cannot be repaired within one hundred eighty (180) days after the occurrence thereof, then Landlord shall so notify Tenant within sixty (60) days after the occurrence thereof and either party may terminate this Lease by written notice to the other given if at all within ten (10) days thereafter. In the event of any such termination, all obligations of the parties accruing after such termination, including the obligation to pay rent and other charges, shall cease upon delivery of such notice. The cost of replacement for purposes hereof shall be determined by a licensed architect selected by Landlord. If the repair of the Leased Premises is not substantially completed within a period of one hundred eighty (180) days after the date of the occurrence of such damage (as extended by delays of the nature described in Section 18.7) then Landlord or Tenant may terminate this Lease by written notice to the other party given within five (5) days after the expiration of such one hundred eighty (180) day period.

If such casualty shall render the Leased Premises or any portion thereof untenantable, then the Base Rent and Additional Rent shall be abated as hereinafter set forth. Any abatement or rent hereunder shall be on a per diem basis in an amount bearing the same ratio to such rent for the period of untenantability as the untenantable portion of the Leased Premises bears to the entire Leased Premises.

Section 10.2 - Eminent Domain

If the whole of the Leased Premises shall be taken by any public authority under the power of eminent domain, this Lease shall cease as of the day possession shall be taken by such public authority and Tenant shall pay rent up to that date with an appropriate refund by Landlord of any rent which has been paid in advance for a period subsequent to the date possession is so taken. If ten percent (10%) or less of the area of the Leased Premises shall be so taken and if the remainder thereof and of the Common Areas is tenantable by Tenant for the purposes for which the Leased Premises were used immediately prior thereto, then this Lease shall cease only as to the parts so taken as of the day possession shall be so taken by such public authority and Tenant shall pay rent for such parts up to that day with an appropriate refund by Landlord of any rent which has been paid in advance for a period subsequent to the date possession is so taken, and thereafter the Base Rent and Additional Rent shall be equitably adjusted. Landlord, at Landlord’s expense, shall make all necessary repairs or alterations to the Leased Premises and Common Areas so as to constitute the remaining premises a complete architectural unit; provided, that if the reasonable cost of such repairs or alterations (as determined by a licensed architect selected by Landlord) will exceed the amount of the award of if such repairs or alterations cannot in Landlord’s reasonable judgment be completed within sixty (60) days, then Landlord may terminate this Lease as of the day of possession by written notice to Tenant and Tenant shall pay rent and other charges to such termination. If more than ten percent (10%) of the area of the Leased Premises shall be so taken or if such portion of the Common Areas is so taken that the remainder is not tenantable by Tenant for the purposes for which the Leased Premises were used immediately prior to such taking, then either party shall have the right to terminate this Lease upon notice in writing to the other delivered on or before the day of surrendering possession to the public authority. If neither party so terminates, all of the provisions of this Lease shall continue to effect, except that the rent and other charges payable by Tenant shall be equitably adjusted, and Landlord shall make all necessary repairs or alterations to the Leased Premises and Common Areas so as to constitute the remaining premises a complete architectural unit. If more than ten percent (10%) of the aggregate floor area of the Building or more than ten percent (10%) of the area of the Land shall be taken under the power of eminent domain then Landlord, by notice in writing to Tenant delivered on or before the day of surrendering possession to public authority, may terminate this Lease and rent shall be paid or refunded as of the date of termination. All compensation awarded for any taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, the Building or any part of the Project shall be the property of Landlord, whether awarded as compensation for diminution in the value of the leasehold or to the fee of the Leased Premises or otherwise, and Tenant hereby assigns to Landlord all of the Tenant’s right, title and interest in and to any and all such compensation; provided, however, that Landlord shall not be entitled to any award made expressly to Tenant for the taking of Tenant’s trade fixtures or furniture.

ARTICLE XI

INDEMNIFICATION AND WAIVER

Section 11.1 - Indemnification By Tenant

Tenant will pay, and will protect, indemnify and save harmless Landlord from and against all liabilities, losses, obligations, claims, damages, penalties, costs and expenses (including without limitation, all reasonable attorneys’ fees and expenses) which may be imposed or incurred by or awarded against Landlord by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Premises or resulting from any act or omission of Tenant or anyone claiming by, through or under Tenant, (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease, (c) any use, neglect or condition of the Leased Premises or any part thereof, or (d) performance of any labor or services or the furnishing of any materials or other property in respect of the Leased Premises or any part thereof, except to the extent such liability was caused by Landlord’s negligence or willful misconduct. In case any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Tenant will, at Tenant’s expense, by counsel approved by Landlord, resist and defend such action, suit or proceeding.

Section 11.2 - Limitation of Landlord’s Liability

Tenant, as a material part of the consideration to be rendered to Landlord under this Lease, to the extent permitted by law, hereby waives all claims, except claims caused by or resulting solely and directly from the gross negligence or willful misconduct of Landlord, its agents, servants or employees, which Tenant or Tenant’s successor or assigns may have against Landlord, its agents, servants and employees, for loss, theft or damage to property and for injuries to persons in, upon or about the Leased Premises, the Building or the Project from any cause whatsoever. Tenant will hold Landlord, its agents, servants and employees harmless from and on account of any damage or injury to any person, or to the goods, wares and merchandise of any person, arising from the use of the Leased Premises by Tenant, or arising from the failure of Tenant to keep the Leased Premises in good condition as herein provided. Neither Landlord nor its agents, servants or employees shall be liable to Tenant for any damage by or from any act of negligence of any co-tenant or other occupant of the Land or the Building, or by any owner or occupant of adjoining or contiguous property. Tenant agrees to pay for all damage to the Land, the Building and the Leased Premises, as well as all damage to tenants or occupants thereof caused by Tenant’s misuse or neglect of the Leased Premises, it apparatus or appurtenances, or caused by any licensee, contractor, agent or employee of Tenant.

Particularly, but not in limitation of the foregoing paragraph, all property belonging to Tenant or any occupant of the Leased Premises that is on the Project, in the Building or the Leased Premises shall be there at the risk of Tenant or such other person only, and Landlord and its agents or employees (except in case of the sole negligence or willful misconduct of Landlord or its agents or employees) shall not be liable for any damage to or theft of or misappropriation of such property; nor for any damage to property entrusted to Landlord, its agents or employees, if any; nor for the loss of or damage to any property by theft or otherwise, by any means whatsoever; nor for any injury or damage to person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or from any other cause whatsoever; nor for interference with light or any other incorporeal hereditaments, nor for any latent defect in the Leased Premises or in the Building or the Land. Tenant shall give prompt notice to Landlord in case of fire, casualty or accidents in the Leased Premises or in the Building or in case of defects therein or in the fixtures or equipment therein.

ARTICLE XII

ASSIGNMENT AND SUBLETTING

Section 12.1 - By Tenant

Tenant shall not assign this Lease or any interest herein and shall not sublet the Leased Premises or any part thereof or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Leased Premises or any portion thereof, without first obtaining the written consent of Landlord, which consent may be arbitrarily withheld except as hereinafter expressly otherwise provided. Landlord agrees not to withhold consent to any such assignment of this Lease or subletting of the entire Leased Premises provided that Tenant requests the same in writing and provided that (i) at the time thereof Tenant is not in default under this Lease, (ii) Landlord, in its sole discretion reasonably exercised, determines that the reputation, business, proposed use of the Leased Premises and financial responsibility of the proposed assignee or sublessee, are satisfactory to Landlord, (iii) any assignee or sublessee shall expressly assume all the obligations of this Lease on Tenant’s part to be performed, (iv) such consent, if given, shall not release Tenant or any guarantor of Tenant’s obligation hereunder of any of its obligations under this Lease, including without limitation, its obligation to pay rent, (v) Tenant agrees specifically to pay over to Landlord, as Additional Rent, all sums provided to be paid under the terms and conditions of such assignment or sublease which are in excess of the amounts otherwise required to be paid pursuant to this Lease, (vi) a consent to one assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting, (vii) any mortgagees (having the right to approve tenants or space leases) of the Building have given their consent to such assignment or subletting, (viii) Tenant shall indemnify and hold Landlord harmless from any brokerage commissions due in connection with such assignment or subletting, and (ix) Tenant reimburses Landlord for all of Landlord’s out-of-pocket expenses incurred in connection with such assignment or subletting which shall be no less than $500.00. Whether or not such conditions to assignment or subletting are met, Landlord, at its sole option, may elect to terminate this Lease on the first day of the second calendar month next succeeding receipt of Tenant’s written request for consent to assignment or subletting, to be effective unless Tenant elects to withdraw its request to sublease or assign, which election, if exercised by Landlord, shall be by written notice to Tenant given within twenty (20) days of receipt by Landlord of Tenant’s request for such consent to assign or sublet. If Landlord elects to terminate this Lease in accordance with the foregoing sentence, then Landlord may lease the Leased Premises to the sublessee or assignee proposed by Tenant or any other person or entity. Any assignment or subletting or occupancy without Landlord’s prior written consent shall be void and, at the option of Landlord, shall constitute a Default under this Lease. Neither this Lease nor any interest herein shall be assignable as to the interest of Tenant by operation of law without consent of Landlord, which consent shall be subject to each of the standards set forth in this Section 12.1.

Tenant agrees that in the event Landlord withholds its consent to any assignment, subletting or occupancy contrary to the provisions of this Section 12.1, then Tenant’s sole remedy shall be to seek an injunction in equity to compel Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent.

If Tenant is a corporation or partnership and if the ownership thereof shall materially change at any time or from time to time during the Term of this Lease from the present composition of same as it may exist at any time, or if a substantial portion of the assets of Tenant shall be sold, assigned or transferred with or without a specific assignment of this Lease, or, if Tenant shall merge or consolidate with any firm or corporation, Landlord at its option may, by giving sixty (60) days’ prior written notice to Tenant, declare such change a breach of this Lease. If Tenant is otherwise not in default of the terms of this Lease, then Landlord has the right to terminate this Lease and draw upon the entire balance of letter of credit, but shall not have the right to claim consequential damages. If Tenant is in default, or if such change as described in this paragraph would negatively affect the rights of Landlord or the creditworthiness of the

Tenant, then Landlord has the right to the remedies provided for breach in Article XIII hereof. Tenant shall immediately give written notice to Landlord of any change in ownership contemplated by this Section 12.1.

Notwithstanding the foregoing, Tenant may, without Landlord’s consent, sublet all or any portion of the Leased Premises or assign the Lease to: (a) a parent, subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (b) a successor corporation related to Tenant by merger, consolidation, reorganization or governmental action; or (c) a purchaser of Tenant’s leasehold interest in the Leased Premises; provided that (i) the transferee or assignee or transferor, shall remain liable for performance of all obligations under this Lease, (ii) Tenant, as assignor or transferor, shall remain liable for performance of all obligations under the Lease, (iii) as of the date of such transfer, the purchaser, assignee, sublessee or transferee shall have the financial ability to perform (in Landlord’s reasonable business judgement) its obligations with respect to this Lease and/or Leased Premises and (iv) at the time of the transfer, sublease or assignment, Tenant shall not be in default of any of its obligations under the Lease (each of the foregoing is a “Permitted Transfer”). For the purpose of this Lease, any sale or transfer to Tenant’s capital stock through any public exchange, redemption or issuance of additional stock of any class shall not be deemed an assignment, subletting or any other transfer of the Lease of the Leased Premises.

Section 12.2 - By Landlord

In the event of sale or conveyance or transfer by Landlord of its interest in the Building, in the Project or in this Lease, the same shall operate to release Landlord from any future liability under all of the covenants and conditions, express or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. This Lease shall not be affected by any such sale, conveyance or transfer.

ARTICLE XIII

DEFAULT AND LANDLORD’S REMEDIES

Section 13.1 - Defaults

The occurrence of any of the following shall constitute a default (“Default”) hereunder:

(a) if Tenant defaults in the payment of rent (whether Base Rent or Additional Rent) or any other sum required to be paid pursuant to this Lease and if the default is not remedied within five (5) days after written notice thereof by Landlord to Tenant; or

(b) if Tenant defaults in the prompt and full performance of any term, covenant or provisions of this Lease (except the other subparagraphs of this Section 13.1) and if such default is not remedied within thirty (30) days after notice thereof by the Landlord; provided, however, that if such default is susceptible of being cured but cannot by its nature be cured within thirty (30) days, then Tenant shall have such longer period as is reasonably necessary to cure such default provided Tenant has promptly commenced and is diligently pursuing such cure; or

(c) if the leasehold interest of Tenant is levied upon under execution or is attached under process of law, which levy or attachment continues for a period of thirty (30) days; or

(d) if Tenant shall admit in writing its inability to pay its debts or shall make a general assignment for the benefit of creditors; or

(e) if Tenant shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Tenant or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of its property; or

(f) if any case, proceeding or other action against Tenant shall be commenced seeking to have an order for relief entered against Tenant as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Tenant or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against Tenant which is not fully stayed within seven (7) days after the entry thereof or (ii) remains undismissed for a period of thirty (30) days; or

(g) if Tenant shall vacate or abandon the Leased Premises during the Term or fail to take possession of the Leased Premises within thirty (30) days after the Leased Premises are available for occupancy (the transfer of a substantial part of the operations, business and personnel of the Tenant previously located at the Leased Premises to another location without replacement of same with other operations permitted by the terms of this lease, being deemed, without limiting the meaning of the term “vacates or abandons,” to be a vacation or abandonment within the meaning of this subsection (g)), whether or not Tenant thereafter continues to pay rent under this Lease.

Section 13.2 - Landlord’s Remedies

(a) Upon the occurrence of any one or more Defaults by Tenant, Landlord may elect to terminate this Lease and Tenant’s right to possession of the Leased Premises or, without terminating this Lease, may forthwith terminate Tenant’s right to possession of the Leased Premises. Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Leased Premises and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Leased Premises with or without process of law in the event of any such termination of this Lease or right to possession, and to repossess Landlord of the Leased Premises and of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Leased Premises and to remove any and all property therefrom using such force as may be necessary without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord’s rights to rent or any other right given to Landlord hereunder or by operation of law.

(b) If Landlord elects to terminate Tenant’s right to possession only without terminating this Lease, then Landlord may at Landlord’s option enter into the Leased Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided in Section 13.2(a), without such entry or possession terminating this Lease or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the rent hereunder for the full Term. Upon and after entry into possession without termination of this Lease, subject to Landlord’s right to first rent other vacant areas in the Building, Landlord may relet the Leased Premises or any part thereof to any person, firm, or corporation other than Tenant for such rent, for such time and upon such terms as Landlord in Landlord’s sole discretion shall determine. Any proceeds from the reletting of the Leased Premises by Landlord shall first be applied against the cost and expenses of reletting the Leased Premises including, but not limited to, all brokerage, advertising, legal, alteration and other reasonably necessary expenses incurred to secure a new tenant for the Leased Premises. If the consideration collected by Landlord upon any such reletting after payment of the expenses of reletting the Leased Premises is not sufficient to pay monthly the full amount of the rent reserved in this Lease, then Tenant shall pay to Landlord upon demand the amount of each monthly deficiency as it becomes due. If the consideration collected by Landlord upon any such reletting after payment of the expense of reletting the Leased Premises is greater than the amount necessary to pay the full amount of the rent reserved in this Lease, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.

(c) If Landlord shall decide to terminate this Lease, Landlord, at its option, shall be entitled to recover from Tenant, in lieu of any amounts due under Section 13.2(b), and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to Landlord’s reasonable estimate of the aggregate amount of Base Rent, Additional Rent and the unamortized allowances and improvements for the period from the date of such termination through the stated termination of the Term, as discounted to present worth at the rate of five percent (5%) annum.

(d) Landlord may, but shall not be obligated to, cure, at any time and without notice, any Default by Tenant under this Lease; and whenever Landlord so elects all costs and expenses thereby incurred by Landlord including, without limitation, court costs and reasonable attorneys’ fees, together with interest thereon from the date incurred to the date paid at the rate set forth in Section 18.5 shall be paid by Tenant to Landlord on demand.

(e) Notwithstanding anything in this Lease to the contrary, any and all remedies set forth in this Lease (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative and (iii) may be pursued successively or concurrently as the Landlord may elect. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same, or any other term, covenant or condition herein contained. The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease.

(f) Notwithstanding any provision in this Lease permitting Tenant to cure any default within a specified period of time, if Tenant shall default (i) in the timely payment of rent (whether any or all of Base Rent or Additional Rent) three (3) or more times in any period of twelve (12) consecutive months, or (ii) in the performance of any particular term, condition or covenant of this Lease three (3) or more times in any period of six (6) consecutive months, then, notwithstanding that such defaults shall have each been cured within any applicable cure period after notice, as provided in this Lease, any further similar default (including, without limitation, with respect to non-payment of rent, the further non-payment of any kind of rent payable under this Lease) shall not be curable by Tenant and Landlord shall have all of the remedies provided in this Lease (including, without limitation, any and all remedies at law and in equity) for a Default hereunder.

Section 13.3 - Holdover by Tenant

If the Tenant retains possession of the Leased Premises or any part thereof after the termination of the Term or any extension thereof, by lapse of time or otherwise, Tenant shall become a tenant from month-to-month only upon all of the terms and conditions herein provided as may be applicable to a month-to-month tenancy and any such holdover shall not constitute an extension of this Lease; provided, however that during such holding over Tenant shall pay the Base Rent and any Additional Rent, at one hundred fifty percent (150%) the rate payable for the month immediately preceding said holding over (including increases for Operating Costs and Taxes which Landlord may reasonably estimate), computed on a per-month basis for each month or part thereof (without reduction for any partial month) that the Tenant thus remains in possession, and in addition thereto, Tenant shall pay the Landlord all damages, consequential as well as direct, sustained by reason of the Tenant’s retention of possession.

Section 13.4 - Storage of Tenant’s Property

If, up on termination of this Lease by lapse of time or otherwise or up on abandonment of the Leased Premises, Tenant shall fail to remove any of Tenant’s property from the Leased Premises, Tenant hereby authorizes Landlord, at Landlord’s option, to cause such property to be removed and placed in storage for the account of and at the expense of Tenant, or on such termination, to sell such property at public or private sale, with ten (10) days’ prior notice to Tenant, and to apply the proceeds thereof, after payment of all expenses of removal, storage and sale, to the satisfaction of any obligation of Tenant to Landlord, the excess, if any, to be paid to Tenant upon demand.

ARTICLE XIV

ASBESTOS AND HAZARDOUS SUBSTANCES

Section 14.1 - Asbestos

Tenant shall not install or permit to be installed in the Leased Premises asbestos or any substance containing asbestos and deemed hazardous by federal, state or local laws, rules, regulations or orders respecting such material. With respect to any such material installed by Tenant, Tenant shall promptly either (a) remove any such material required to be removed, or (b) otherwise comply with such federal, state or local laws, rules, regulations or orders, at Tenant’s expense. If Tenant shall fail to so remove or otherwise comply, then Landlord may either declare a Default under this Lease or do whatever is necessary to remove said substances from the Leased Premises or otherwise comply with the applicable law, rule, regulation or order and the cost thereof shall be deemed Additional Rent and shall be due and payable by Tenant upon demand. Tenant shall permit Landlord, its agents and employees, to enter the Leased Premises to remove any such asbestos or substance and to comply with such laws and requirements.

Tenant shall indemnify and hold Landlord harmless from and against all loss, cost, damage and expense (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims) that Landlord may incur as a result of or in connection with the assertion against Landlord of any claim relating to the presence or removal of any such asbestos or substance or the compliance with any federal, state or local laws, rules, regulations or orders relating thereto. In addition, Tenant acknowledges that if such asbestos or substance is caused to be removed from the Leased Premises by either Tenant or by Landlord, then the Environmental Protection Agency number assigned to the asbestos or substance so removed shall be solely in the name of the Tenant and that Tenant shall assume all liability for such removed asbestos or substance. Tenant’s obligations under this Section 13.1 shall survive the termination of this Lease.

Landlord represents to the best of its knowledge and without the requirement of further investigation by Landlord, that as of the date of execution herein no asbestos exists in or about the Premises. In the event asbestos is discovered in the Leased Premises which existed prior to the date of the Lease, Landlord shall remediate or encapsulate such asbestos in compliance with all law.

Section 14.2 - Hazardous Substance

(a) For the purpose of this Section 14.2, “Hazardous Substance(s)” shall mean any substance, material, waste, gas or particulate matter which at any time shall be listed as “hazardous” or “toxic” under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§9601 et seq., as amended, the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§6901 et seq., as amended, the Illinois Environmental Protection Act (“IEPA”) or in the regulations implementing such statutes, or which has been or shall be determined at any time by any agency or court to be a hazardous or toxic substance regulated under any Applicable Laws (as hereinafter defined); provided, however, that “Hazardous Substances” shall not include substances which are used or sold solely in the ordinary course of Lessee’s business as specifically provided in this Lease so long as such substances at all times are used, handled, transported, stored, discharged or emitted in strict compliance with all Applicable Laws. If such substances are not so used, handled, transported, stored discharged or emitted, then they shall be deemed “Hazardous Substances” for purposes of this Lease.

For the purposes of this Section 14.2, “Applicable Laws” shall include, but shall not be limited to CERCLA, RCRA, IEPA, the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., as amended, and the regulations promulgated thereunder, and any other federal, state and/or local laws or regulations, whether currently in existence or hereafter enacted or promulgated, that govern or relate to: (i) the existence, cleanup and/or remedy of contamination or property, (ii) the protection of the environment from spilled, deposited or otherwise emplaced contamination, (iii) the control of hazardous or toxic substances or wastes, or (iv) the use, generation, discharge, transportation, treatment, removal or recovery of hazardous or toxic substances or wastes, including building materials.

(b) Tenant shall not conduct or authorize the generation, transportation, storage, treatment or disposal at the Leased Premises or the Project of any Hazardous Substance without prior written authorization by Landlord, which authorization may be arbitrarily refused, and the Tenant’s failure to secure such authorization shall constitute a Default under this Lease.

(c) If Tenant does generate, transport, store, treat or dispose of any Hazardous Substance at the Leased Premises or the Project, then:

(i)	Tenant, at its own cost, shall comply with all Applicable Laws;

(ii)	Tenant shall promptly provide Landlord with copies of all communications, permits or agreements with any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, placement on or in the Leased Premises or the Project, or the generation, transportation, storage, treatment, or disposal at the Leased Premises or the Project, of any Hazardous Substance;

(iii)	Landlord and Landlord’s agents and employees shall have the right to enter the Leased Premises and/or conduct appropriate tests for the purposes of ascertaining that Tenant complies with all Applicable Laws relating in any way to the Leased Premises or the Project; and

(iv)	upon written request by Landlord, Tenant shall provide Landlord the results of appropriate tests of air, water and/or soil to demonstrate that Tenant complies with all Applicable Laws relating in any way to the Leased Premises or the Project.

(d) If the presence, release, threat of release, placement on or in the Leased Premises or the Project, or the generation, transportation, storage, treatment, or disposal at the Leased Premises or the Project of any Hazardous Substance: (i) gives rise to liability (including, but not limited to, a response action, remedial action, or removal action) under any Applicable Law or any common law theory based on nuisance or strict liability, (ii) causes a significant public health effect, or (iii) pollutes or threatens to pollute the environment, Tenant shall promptly take any and all remedial and removal action necessary to clean up the Leased Premises and the Project and to mitigate exposure to liability arising from the hazardous substance, whether or not required by law.

(e) Tenant shall indemnify, defend and hold Landlord harmless from all damages, costs, losses, expenses (including, but not limited to, actual attorney’s fees and engineering fees) arising from or attributable to any breach by Tenant of any of its covenants contained in this Section 14.2. Tenant’s obligations under this Section 14.2 shall survive the termination of this Lease.

ARTICLE XV

UTILITIES

Section 15.1 - Utilities

(a) Tenant shall pay for the use of all electrical, gas, water and other utility service to the Leased Premises. Tenant shall be billed directly by each such utility (except water which may at Landlord’s election be separately metered and billed to Tenant) and Tenant agrees to pay each such bill promptly in accordance with its terms. In the event that for any reason Tenant cannot be billed directly, Landlord shall forward each bill with respect to the Leased Premises to Tenant and Tenant shall pay it promptly in accordance with its terms. Notwithstanding anything contained herein to the contrary, if Tenant cannot be separately metered for any reason, Tenant shall pay Landlord as Additional Rent and in monthly installments at the time prescribed for monthly installments of Base Rent, an annual amount, as estimated by Landlord from time to time, which Tenant would pay for such utility service if the same were separately metered to the Leased Premises by the local utility company and billed to Tenant at such company’s current rates (including applicable taxes). The cost of any utility service supplied to the Project or Common Areas by Landlord shall be included in Operating Costs.

(b) Tenant shall not waste or permit any excessive use of water nor shall Tenant use water for purposes other than drinking, lavatory, toilet purposes or other common purpose through fixtures installed by Landlord or by Tenant, with Landlord’s consent. Tenant shall pay Landlord for domestic water and hot water furnished or used for any other purpose as Additional Rent, at reasonable rates fixed by Landlord, and, in connection therewith, Landlord may require tenant at Tenant’s cost to install a submeter to measure Tenant water usage. Tenant shall not introduce into the sewer system any harmful or dangerous substances and shall not overload the sewer system by abnormal usage.

(c) Tenant agrees that Landlord shall not be liable in damages, by abatement of rent or otherwise, for failure to furnish or for a delay in furnishing any service or utility, whether the responsibility of Landlord or others, if such failure or delay is occasioned, in whole or in part, by repairs, renewals or improvements authorized by this Lease, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water or other fuel at the Building or Project after reasonable effort so to do, by any accident or casualty whatsoever, by the act or default of Tenant or other parties, or by any cause beyond the reasonable control of Landlord; and such failures or delays shall never be deemed to constitute an eviction or disturbance of the Tenant’s use and possession of the Leased Premises or relieve the Tenant from paying rent or performing any of its obligations under this Lease.

ARTICLE XVI

RIGHTS RESERVED TO LANDLORD

Section 16.1 - Rights Reserved to Landlord

Without limiting any other rights reserved or available to Landlord under this Lease, at law, or in equity, Landlord reserves the following rights to be exercised at Landlord’s election, without liability to Tenant and without effecting an eviction or disturbance of Tenant’s use or possession and without giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease:

(a) to change the street address and/or name of the Building or of the Project;

(b) to inspect the Leased Premises and to make repairs, additions or alterations, whether structural or otherwise, to the Leased Premises, the Building or the Project, or to any parts thereof including, without limitation, to make repairs, additions or alterations within the Leased Premises to mechanical, electrical, and other facilities serving the Leased Premises or the Project, to relocate or change corridors or entrances in and to the Building, to close entrances, stairways and corridors, if any, and to interrupt or temporarily suspend services or facilities;

(c) to show the Leased Premises to prospective purchasers, mortgagees, or other persons having a legitimate interest in viewing the same, and, at any time within one year prior to the expiration of the Term, to brokers or persons wishing to rent the Leased Premises; during the last year of the Term, to place and maintain a “For Rent” sign in or on the Leased Premises, Building or the Project; and to place or maintain “For Sale” signs on the Project and the exterior of the Building;

(d) if vacant, or vacated during the last one hundred eighty (180) days of the Term, to decorate, remodel, repair, alter or otherwise prepare the Leased Premises for new occupancy;

(e) to install, affix and maintain signs on the exterior and interior of the Building (except signs within the Leased Premises not visible from outside the Leased Premises);

(f) to grant to anyone the exclusive right and privilege to conduct any business in the Building or the Project and such exclusive right and privilege will be binding upon Tenant, provided such exclusive right shall not operate to exclude Tenant or its affiliates, assignees or sublessees from any use expressly permitted herein;

(g) to approve the weight, size and location of heavy equipment and articles in and about the Leased Premises and the Building including, by way of example but not of limitation, safes, vaults, cages, printing machinery, computers, filing cabinets or libraries;

(h) to establish and require Tenant to comply with reasonable security controls for the Building and Project and to otherwise take such action or preventive measures for the safety or security of the Building and the Project and its occupants; and

(i) to promulgate and establish such rules and regulations of uniform application governing the use and operation of the Project, the Building and the Leased Premises as are reasonably necessary for the orderly operation thereof, and Tenant agrees, for itself, its employees, agents and invitees to comply with such rules and regulations.

Landlord may enter upon the Leased Premises for any and all of said purposes and may exercise any and all of the foregoing rights hereby reserved, at any time and from time to time, without being deemed guilty or any eviction or disturbance of Tenant’s use or possession of the Leased Premises, and without being liable in any manner to Tenant.

ARTICLE XVII

NOTICES

Section 17.1 - Notices

Any notice, request, demand or other document to be given or served hereunder shall be in writing and shall be delivered in person with a receipt requested therefor or sent by a recognized air courier service or by United States registered or certified mail, return receipt requested, postage prepaid and addressed, if to Tenant, at the Leased Premises or such other address as Tenant shall have last designated by notice in writing to Landlord, and addressed, if to Landlord, to the place then established for the payment of rent, or such other address as Landlord shall have last designated by notice in writing to Tenant and the same shall be effective (a) upon receipt or refusal if delivered personally, (b) one (1) business day after depositing with such overnight courier service, or (c) three (3) business days after deposit in the mails, if mailed by certified mail, return receipt requested.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1 - Tenant’s Statement

Tenant shall furnish to Landlord from time to time, within ten (10) days after request therefor from Landlord, a copy of Tenant’s then most recent audited and certified financial statements. If Tenant does not ordinarily have audited and certified financial statements prepared, then the foregoing obligation shall be satisfied by the delivery of Tenant’s most recent financial statements, certified as true and correct by a duly authorized officer, general partner or owner of Tenant. Tenant agrees that Landlord may deliver a copy of such statements to any purchaser of the Building or Project.

Section 18.2 - Estoppel Certificates

Tenant agrees at any time and from time to time, upon not less than ten (10) days’ prior request from Landlord, to execute, acknowledge and deliver to Landlord and to any other party designated by Landlord, in form reasonably satisfactory to Landlord, a written statement certifying (if true) that Tenant has accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications), that Landlord is not in default hereunder (or stating any defaults claimed by Tenant), the date to which the rental and other charges due hereunder have been paid, and such other accurate certifications as may reasonably be required by Landlord. It is intended that any such statement may be relied upon by any prospective purchaser or mortgagee of the Leased Premises, Building or Project and their respective successors and assigns.

Section 18.3 - Relationship of Parties

Nothing contained herein shall be deemed or construed to create the relationship of principal and agent or of partnership or of joint venture, it being understood and agreed that no provision in this Lease or any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

Section 18.4 - Landlord’s Expenses

Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, expenses and administrative hearing and court costs incurred either directly or indirectly in enforcing any obligation of Tenant under this Lease, in curing any default by Tenant, in connection with appearing, defending or otherwise participating in any action or proceeding arising from the filing, imposition, contesting, discharging or satisfaction of any lien or claim for lien, in defending or otherwise participating in any legal proceedings initiated by or on behalf of Tenant wherein Landlord is not adjudicated to be in default under this Lease, or in connection with any investigation or review of any conditions or documents in the event Tenant requests Landlord’s approval or consent to any action of Tenant which may be desired by Tenant or required of Tenant hereunder.

Section 18.5 - Interest on Unpaid Amounts

All amounts owed by Tenant to Landlord hereunder shall be deemed to be Additional Rent and, unless otherwise provided herein, shall be paid within ten (10) days from the date the Landlord renders a statement of account therefor. All amounts shall bear interest from the date due until the date paid at the rate equivalent to the greater of (a) three percent (3%) above the rate then most recently announced by Bank One, or its successor, as its corporate lending base rate, as such corporate lending base rate may change from time to time during the Term, and (b) ten percent (10%) per annum. The payment of such interest shall not excuse or cure any default of Tenant under this Lease. In no event, however, shall the changes permitted under this Section 18.5 or elsewhere in this Lease, to the extent they are considered interest under law, exceed the maximum lawful rate of interest.

Section 18.6 - Applicable Law and Construction

The laws of the State of Illinois shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. The headings of the several Articles and Sections contained herein are for convenience only and do not define, limit or construe the contents of such Articles or Sections.

Section 18.7 - Delays

Whenever a period of time is provided in this Lease for either Landlord or Tenant to do or perform any act or thing, such party shall not be liable or responsible for any delays due to strikes, lockouts, casualties, material shortages, acts of God, war, governmental regulation or control or any other causes beyond the reasonable control of such party and the time for performance specified herein shall be extended for the amount of time such party is so delayed, provided that such party shall use all reasonable efforts to remove the cause of such delay and to resume the performance of any such act or thing, except that nothing contained herein shall excuse or delay Tenant’s obligations to timely make its payments of Base Rent, Additional Rent or other monetary obligations under this Lease, including, but not limited to, maintaining insurance.

Section 18.8 - Access by Landlord

Tenant shall permit Landlord and its agents, employees and contractors to enter the Leased Premises upon such advance notice, if any, as is reasonable under the circumstances for the purposes of inspecting the same, of performing maintenance thereon, of making repairs, replacements, additions or alterations thereto or to the Building, of shoring the foundations and walls thereof, of erecting scaffolding and/or protective barricades around and about the same, of showing the Leased Premises to prospective purchasers, lenders and tenants, and of placing “For Sale” or “For Rent” signs and notices therein. Such repairs, replacements, additions and alterations shall be performed in such reasonable manner as will minimize interference with the conduct of Tenant’s operations. Landlord shall retain pass keys for all doors providing access to the Leased Premises or portions thereof, and Tenant shall change no lock without the prior written consent of Landlord.

Section 18.9 - Brokerage

Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease other than the Brokers named in the Schedule. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or Liability for any compensation, commissions or charges claimed by any agent or broker with which it has had dealings or otherwise by reason of any breach of said warranty. Tenant represents and warrants to Landlord, that Tenant has entered into an agreement with Epic/Savage TCN Worldwide (“Epic”) under which Tenant shall pay Epic a $5,000 finders fee and Tenant shall pay, hold harmless and indemnify Landlord from and against any cost, expense, claims or liability related to Tenant’s relationship with Epic. Prior to the full execution of this Lease, Tenant shall deliver a full release from Epic release any of its claims for commission due in connection with this Lease.

Section 18.10 - Execution of Lease

No employee or agent of Landlord, of Landlord’s beneficiary, of the Agent or of Landlord’s broker, if any, has authority to make or agree to make any agreement or undertaking in connection with this Lease not set forth in this written Lease. The submission of this document for examination does not constitute an offer to lease, or reservation for, or option for, the Leased Premises, and this document will become effective and binding only upon execution and delivery by both the Landlord and the Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant and no act or omission of any employee or agent of Landlord, of Landlord’s beneficiary, of Agent or of Landlord’s broker, if any, shall alter, change or modify any of the provisions hereof.

Section 18.11 - Security Deposit

In lieu of a cash security deposit, Tenant shall deliver to Landlord, on or before the date of commencement of the Tenant Work, a letter of credit in the amount of $250,000.00 (the “Letter of Credit”). The initial Letter of Credit hereunder shall expire no earlier than twelve (12) months from the date of commencement of the Tenant Work and any replacement Letter of Credit hereunder shall expire no earlier than twelve (12) months from the then outstanding and expiring Letter of Credit. Provided that Tenant has not been in Default of any terms or conditions of this Lease, Tenant shall have right to deliver the replacement Letter of Credit in amount equal to 80% of the initial Letter of Credit and each subsequent replacement Letter of Credit in an amount equal to 80% of the amount of the Letter of Credit for the previous year. Notwithstanding the foregoing, the amount of the Letter of Credit shall never be less than the the combined value the current monthly Base Rent and Additional Rent. Tenant shall ensure that, at all times during the Term and for thirty (30) days after expiration of the Term, an unexpired Letter of Credit shall be in the possession of Landlord, therefor, Tenant shall deliver to Landlord during the Term, not later than thirty (30) days prior to expiration of the then outstanding and expiring Letter of Credit, a replacement Letter of Credit. In the event Tenant fails to so deliver any replacement Letter of Credit: (i) Landlord shall be entitled to draw on the then outstanding Letter of Credit and retain the entire proceeds thereof; and (ii) Tenant shall be required to deliver a replacement Letter of Credit in the amount of 150% of the previously issued Letter of Credit. The Letter of Credit shall be in form as satisfactory to Landlord and shall include an “evergreen” clause which provides for the automatic annual renewal of the Letter of Credit. Tenant shall bear all costs and expenses related to maintaining the Letter of Credit, including the fees of the financial institution that issues the Letter of Credit. Upon the occurrence of a Default (as defined in Section 13.1 of the lease) by Tenant, Landlord may draw upon the Letter of Credit, in whole or in part, and use all or any part of the draw on the Letter of Credit for the payment of any Rent or for the payment of any amounts which Landlord may pay or become obligated to pay by reason of such a Default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of such a Default. If the Letter of Credit is drawn upon, in whole or in part, Tenant shall within ten (10) days after written demand therefore restore the Letter of Credit to its original amount. Landlord shall not be required to keep the cash proceeds of any draw on the Letter of Credit separate from its general funds, and Tenant shall not be entitled to interest on such cash proceeds. In no event shall the cash proceeds of any draw on the Letter of Credit be considered an advance payment of Rent, and in no event shall Tenant be entitled to use such cash proceeds for the payment of Rent. If no Default by Tenant exists hereunder, the Letter of Credit (or any balance of such items) shall be returned to Tenant within thirty (30) days after the expiration of the Term and vacation of the Premises by Tenant. Landlord shall transfer the Letter of Credit to any successor in interest to Landlord. Provided Landlord has transferred the Letter of Credit in accordance with the preceding sentence and such successor has accepted such transfer, Tenant shall look solely to such successor in interest for return of the Letter of Credit, and Landlord shall be relieved of any liability with respect to such items.

Section 18.12 - Heirs, Successors and Assigns

The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns.

Section 18.13 - Subordination

This Lease is and shall always be subject to the lien of any mortgage, including a trust deed in the nature of a mortgage, which may now or hereafter affect the Project, the Building or the Leased Premises, and to all renewals, consolidations, replacements and extensions thereof; provided however, with respect to any such mortgage executed after the date hereof, that the holder of such mortgage agrees, in the event of foreclosure and so long as no default exists or other event has occurred which would entitle the Landlord to terminate this Lease or Tenant’s right to possession, that such holder shall reorganize this lease and not disturb the possession of the Tenant hereunder. Tenant agrees to and does hereby attorn to the holder of any such mortgage, or any purchaser upon foreclosure, or their successors and assigns, which attornment shall be effective and self-operative without the execution of any further instruments. Tenant hereby further agrees to execute such instruments and assurances as Landlord or the holder of any such mortgage may deem reasonably necessary to evidence the subordination of this Lease and Tenant’s attornment to such holder or purchaser.

Section 18.14 - Payments to Affiliates

Nothing in this Lease shall be construed to prevent Landlord from paying for services rendered or materials delivered with respect to the Building, to the Project or to the Leased Premises (including, without limitation, management services and contracting of capital improvements or other capital repairs or construction items) by affiliates of Landlord of its beneficiary or of the Agent provided that the fees or costs of such services and materials are at market rates in the Chicago metropolitan area. All such fees or costs paid by Landlord to such parties shall be deemed to constitute Operating Costs on the same terms and conditions as if such fees and costs were paid to parties without any affiliation with Landlord.

Section 18.15 - Meaning of “Re-entry” and “Landlord”

The words “Re-enter” and “Re-entry”, as used in this Lease are restricted to their technical legal meaning. The term “Landlord”, as used in this Lease, means only the landlord from time to time, and upon conveying or transferring its interest, such conveying or transferring landlord shall be relieved from any further obligation or liability pursuant to this Lease.

Section 18.16 - Remedies and Rights May Be Exercised by Landlord In its Own Name: Authority to Execute This Lease

All rights and remedies of Landlord under this Lease, or that may be provided by law, may be exercised by Landlord in is own name individually, or in its name by Agent or any other agent of the beneficiary thereof, and all legal proceedings for the enforcement of any such rights or remedies, may be commenced and prosecuted to final judgment and executed by Landlord in its own name individually or in its name by Agent or by any other agent of the beneficiary thereof. Tenant represents to Landlord that it has full power and authority to execute this Lease and to make and perform the agreements herein contained. Tenant shall furnish to Landlord promptly upon demand a corporate resolution or other appropriate documentation reasonably requested by Landlord evidencing the due authorization of Tenant to enter into this lease.

Section 18.17 - Time of Essence

Time is of the essence of this Lease and all provisions herein relating thereto shall be strictly construed.

IN WITNESS WHEREOF, the parties have executed this Lease on the day and year first above written.

LANDLORD:

D&K ELK GROVE INDUSTRIAL II, LLC,
a Delaware limited liability company

		By:	D&K Elk Grove Industrial Manager II, LLC, a Delaware limited liability company, Its Managing Member

			By:	Draper and Kramer, Incorporated,
an Illinois corporation,
Its Sole Member

				By:	Jim Freko
				Its:	Vice President

(SEAL)		TENANT:

ISCO INTERNATIONAL, INC.

		By:	Frank Cesario
		Its:	Chief Financial Officer
ATTEST:

By:	Amr Abdelmonem			By:

EXHIBIT A-1

PLAN (WITH LOCATION OF LEASED PREMISES DESIGNATED)

EXHIBIT A-2

DESIGNATED PARKING AREA

EXHIBIT B

WORK LETTER AGREEMENT

To:	ISCO International, Inc.
(Tenant)

Re:	Premises located at:

1001 Cambridge
Elk Grove Village, Illinois

Simultaneously with the execution of this Work Letter Agreement, you (“Tenant”) and the undersigned (“Landlord”) are entering into a lease (the “Lease”) pertaining to the space referred to above (the “Leased Premises”). The word “Building” as used herein shall have the meaning assigned to it in the Lease.

In consideration of the covenants contained in this Work Letter Agreement and in the Lease, Landlord and Tenant agree as follows:

1. Space Plan; Architect; Tenant’s Work.

(a) Tenant shall prepare and submit to Landlord a plan showing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, food preparation areas, kitchens and the reception area for the Leased Premises (“Space Plan”) for Landlord’s reasonable review and approval. Landlord agrees to review and approve or reject same within five (5) business days of its delivery to Landlord; any rejection by Landlord shall be accompanied by written comments and reasons for rejection. If rejected in whole or in part, Tenant shall work with Landlord to redesign the Space Plan to satisfy Landlord’s reasonable concerns.

(b) Following Landlord’s approval of the Space Plan, Tenant shall cause the Tenant’s architect, (the “Architect”), to submit to Landlord drawings prepared by the Architect showing, among other things, partition locations, reflected ceiling plans, office equipment locations, and special security systems (“Working Drawings”) and engineering drawings prepared by Architect or engineer showing complete mechanical, electrical, plumbing, sprinklers, HVAC and telecommunications equipment and systems (“Engineering Drawings”). Such Working Drawings and Engineering Drawings shall be compatible with the design, construction and equipment of the Building and current Building standards, comply with all applicable laws, be capable of logical measurement and construction and contain all such information as may be required for the construction of all of the improvements (the “Tenant Work”) which Tenant desires to be made to the Leased Premises.

(c) Landlord agrees to review the Working Drawings and Engineering Drawings and approve or reject same within five (5) business days after receipt of same; any rejection by Landlord shall be accompanied by written comments and reasons for rejection. Landlord shall either approve or disapprove the Working Drawings and Engineering Drawings for reasonable and material reasons which may include the following: (i) adverse affect on the structural integrity of the Building; (ii) possible damage or incompatibility with the Building’s mechanical, electrical or plumbing systems; (iii) non-compliance with applicable codes; (iv) failure to satisfy current Building standards or (v) adverse affect on the exterior appearance of the Premises or Building (each, a “Design Problem”) or designate by notice given within such time period to Tenant, the specific changes reasonably required to be made to the Working Drawings and Engineering Drawings in order to correct any Design Problem. Tenant shall make such reasonable changes as shall be necessary in order to correct any such Design Problem and shall return the Working Drawings and Engineering Drawings to Landlord, which Landlord shall approve or disapprove within five (5) business days after Landlord receives the revised Working Drawings and Engineering Drawings.

2. Approval of Contractor. Landlord reserves the right to approve Tenant’s contractor in connection with the Tenant Work and Tenant agrees to submit the name and address of the proposed contractor together with said contractor’s references for Landlord’s approval prior to entering into any agreement with said Contractor for the Tenant Work hereunder, which approval shall not be unreasonably withheld.

3. Performance of Tenant Work. Tenant, at its expense, shall cause the Tenant Work to be performed in the Leased Premises pursuant to the final Working Drawings and Engineering Drawings approved by Landlord and the Village of Elk Grove Village.

4. Letter of Credit. Prior to the Commencement of the Tenant’s Work, Tenant shall comply with the terms of Section 18.11 of the Lease.

5. Tenant Improvement Allowance.

(a) Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $150,000 for the costs relating to the Tenant Work.

(b) Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be paid by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

(i) The payment of the final approved plans, permit and license fees relating to the construction of the Tenant Work;

(ii) The cost of construction of the Tenant Work, including without limitation, contractors’ fees and general conditions;

(iii) The cost of any changes in the Leased Premises or Building when such changes are required by the Final Plans;

(iv) The cost of any changes to the final approved plans or Tenant Work required by all applicable building codes (the “Code”);

(v) Sales and use taxes; and

(vi) All other direct costs to be expended by Tenant in connection with the construction of the Tenant Work.

(c) Tenant may request that the Tenant Improvement Allowance be paid in two (2) installments and each such payments shall be made within thirty (30) days after written request from Tenant, subject to the further terms of this Paragraph 5. Each request for payment from Tenant shall be accompanied by satisfactory evidence of completion, an architectural statement certifying the percentage of completion of the Tenant Work), lien waivers (covering all of the Tenant Work for which payment has been requested), receipts, invoices, bills and other supporting documentation as Landlord (or its mortgagee or title insurer) shall reasonably request prior to payment by Landlord hereunder for the Tenant Work. Landlord shall not be obligated to reimburse Tenant in an amount more than 90% of the Tenant Improvement Allowance until Landlord has received and approved final documentation from Tenant and Tenant’s contractor that all invoices for the Tenant Work in and about the Leased Premises have been satisfied and Landlord had received final waivers from all contractors and subcontractors.

6. Entry into Leased Premises. Landlord shall permit Tenant and Tenant’s agents or representatives to enter the Leased Premises prior to the Commencement Date as provided in the Lease in order that Tenant may make the Leased Premises ready for Tenant’s use and occupancy. Such permission shall constitute a license only and not a lease. Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to during Tenant’s preparation of the Leased Premises or to properties placed therein prior to the Commencement Date, the same being at Tenant’s sole risk, except as attributable to Landlord’s intentional or willful acts.

7. Additional Rent. All amounts payable by Tenant to Landlord under this Work Letter Agreement shall be deemed Additional Rent under the Lease and upon any default in the payment of such Additional Rent, Landlord shall have all of the rights and remedies provided in the Lease.

8. Incorporation by Reference. The terms and provisions of the Lease, to the extent that they are applicable to this Work Letter Agreement, are incorporated herein by reference. The provisions of this Work Letter Agreement supplement and are specifically subject to all of the provisions of the Lease.

If the foregoing correctly sets forth our understanding, kindly sign this Work Letter where indicated and return the same with the Lease to the Landlord.

LANDLORD:

D&K ELK GROVE INDUSTRIAL II, LLC,
a Delaware limited liability company

By:	D&K Elk Grove Industrial Manager II, LLC, a Delaware limited liability company, Its Managing Member

	By:	Draper and Kramer, Incorporated,
an Illinois corporation,
Its Sole Member

By:
Its:

TENANT:

ISCO INTERNATIONAL, INC.

By:
Its:

RIDER 101

OPTION TO RENEW

Subject to the further provisions of this Rider, Tenant shall have the option (the “Renewal Option”) to renew this Lease for two (2) additional successive periods of five (5) years each (each a “Renewal Term”), commencing on the day immediately following the last day of the Initial Term, or first Renewal Term, as the case maybe, as follows:

(a) Exercise. Tenant shall exercise each Renewal Option by giving written notice thereof to Landlord not more than twenty-four (24) months and not less than nine (9) months prior to the last day of the Term provided in Paragraph 1.1 of the Lease or first Renewal Term, as the case may be. Tenant’s notice of its exercise of a Renewal Option is a “Renewal Notice.

(b) Terms. All terms and conditions of this Lease shall apply during the Renewal Term, except that: (i) Landlord shall not provide any allowances nor be required to effect any improvements to the Leased Premises; and (ii) the Base Rent of the extended Lease shall be based on the then prevailing base annual rent (assuming a fully “net” lease and including abatement but excluding any and all allowance) for properties of equivalent quality, size, utility and location, with the length of the lease term, and credit standing of the Tenant taken into account. In the event Landlord and Tenant do not agree upon the “then prevailing base annual rent” for the Renewal Term within forty-five (45) days of Tenant’s exercise of said Renewal Option, then said Renewal Option shall expire. Exercise of the Renewal Option shall not award Tenant any further right to extend or interfere with the rights of Landlord to terminate this Lease.

(c) Tenant Default. If at the time when Landlord received a Renewal Notice or on the date of the commencement of a Renewal Term, Tenant shall be in default under this Lease, Landlord shall have the right, by giving written notice thereof to Tenant, to cancel the applicable Renewal Option with respect to such Renewal Term and any exercise of such Renewal Option by Tenant. In the event of such cancellation, Tenant shall have no right, and Landlord shall have no obligation, to renew this lease pursuant to any such Renewal Option.

(d) Limitations on Renewal Option. If Tenant fails to exercise a Renewal Option within the time required, such failure shall automatically cancel such Renewal Option, and Tenant shall have no right, and Landlord shall have no obligation, to renew this Lease pursuant to such Renewal Option. If Tenant assigns or transfers any interest in this lease or sublets any part of the Premises (other than an assignment or subleases permitted pursuant to Paragraph hereof), then notwithstanding anything contained herein to the contrary, such assignment, transfer or sublease shall automatically cancel any Renewal Option which has not then been exercised and automatically cancel any previous exercise of any Renewal Option unless the subject Renewal Term has already then commenced. In the event of any such cancellation, Tenant shall have no further rights under this Section.

RIDER 102

EARLY TERMINATION OPTION

Subject to the terms and conditions of and compliance with the provisions of this Rider, Tenant shall have the option (the “Termination Option”) to terminate this Lease effective on the day immediately preceding the fifth (5th) anniversary date of the Commencement Date (the “Early Termination Date”).

(a) Exercise. Tenant shall exercise the Termination Option by giving written notice (the “Termination Notice”) thereof to Landlord not more than eighteen (18) months and not less than nine (9) months prior to the Early Termination Date.

(b) Termination Fee. Provided Tenant has delivered the Termination Notice to Landlord in the manner and within the time periods set forth in Subsection (a) above, Tenant’s right to terminate this Lease pursuant to the Termination Option shall be further conditioned on Tenant’s payment to Landlord, on or before the date which is nine (9) months prior to the Early Termination Date, a sum of (i) the unamortized straight line balance of the Landlord’s Allowance and leasing commissions, and (ii) three (3) months of the Monthly Basic Rental and Additional Rent which otherwise would have been due for the three (3) month period after the Early Termination Date (the “Termination Fee”).

(c) Tenant Default. If at the time when Landlord receives the Termination Notice or on the Early Termination Date, Tenant shall be in material or monetary default under this lease (after the expiration of the applicable notice and cure period), Landlord shall have the right, by giving written notice thereof to Tenant, to cancel Tenant’s exercise of the Termination Option by Tenant. In such event, Tenant shall have no right, and Landlord shall have no obligation, to terminate this Lease pursuant to such exercise of the Termination Option.

(d) Limitations on the Termination Option. If Tenant fails to exercise the Termination Option or pay the Termination Fee within the respective time periods provided for in this Rider, such failure shall automatically cancel the Termination Option, and Tenant shall have no right, and Landlord shall have no obligation, to terminate this Lease pursuant to the Termination Option.